Exhibit 17.1

February 5, 2007

Board of Directors
SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431

Attn: Robert H. C. van Maasdijk

To Whom It May Concern:

I hereby resign my position as a director of SulphCo, Inc., effective immediately.

Sincerely,

/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman